EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Name:	Jurisdiction:	Ownership:
Chuck’s Vintage Inc.	Wyoming	100%
Green Rain Solar, Inc.	Wyoming	100%

Name: